Filed Pursuant To Rule 433

Registration No. 333-278880

December 20, 2024

LinkedIn: 2024 marks Grayscale Investments's 11th anniversary and was one of our most exciting years yet. From new product launches to major milestones, our growth is a testament to the passion of our team and continued trust from our clients and investors. Join us as we look onward, to 2025 and beyond. See important disclosures, or speak directly to a team member. BTC and ETH Prospectus: https://lnkd.in/eNZm4EvC

2024 Product year in review from grayscale

Before we look ahead to 2025, a look back at what we achieved in 2024 in our product lineup. As always – a big thank you to all of our investors.

Summary

- We launched **Grayscale Bitcoin Mini Trust ETF** (fund ticker: BTC) and **Grayscale Ethereum Mini Trust ETF** (fund ticker: ETH) the industry's lowest-cost* spot Bitcoin and Ether funds, which are **the fastest growing spot Bitcoin and Ether funds in the last 5 months****.
- Grayscale ended the year as the **dominant player in spot Ether funds.**
- Our Private Placement Products have accelerated our **private placement AUM by 82% in 2024*****, indicating strong demand for crypto beyond Bitcoin and Ethereum.

Grayscale Bitcoin Mini Trust ETF and Grayscale Ethereum Mini Trust ETF (collectively the "Funds"), exchange traded products, are not registered under the Investment Company Act of 1940 (or the '40 Act) and therefore are not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds. The Funds are subject to significant risk and heightened volatility. The Funds are not suitable for all investors and an investor may lose all their money.

*Brokerage fees and other expenses may still apply

**Source: Assets Under Management percentage growth from inception (BTC: 7/31/24, ETH: 7/23) through 12/13/24

***Source: Grayscale, Assets Under Management percentage growth from 12/31/23 to 12/13/24

2024 Product: Year in Review Grayscale.com

Grayscale ended the year as the dominant player in spot Ether funds.Grayscale held the #1 position in spot Ether funds* with over $7.3Bn of AUM across ouroriginal spot Ether fund (ETHE) and our low-cost** Ether fund (ETH).Grayscale Ethereum Trust ETF, an exchange traded product, is not registered under the Investment Company Act of 1940 (or the ’40 Act)and therefore is not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds.*Source: Bloomberg, L.P. as of 12/13/2024**Low cost based on gross expense ratio at 0% for the first 6 months of trading for the first $2.0 billion. After the Trust reaches $2.0billion in assets or after 6-month waiver period, the fee will be 0.15%. See prospectus for additional fee waiver information.

Grayscale’s low-cost Bitcoin fund (BTC) achieved $1B in net inflows in just 5 months*.Grayscale Bitcoin Mini Trust ETF (BTC) is among the fastest growing spot Bitcoin funds since its launch in July.***Since launch July 31st 2024**Source: Assets Under Management percentage growth from 7/31/24 to 12/13/24

Stat 01 Stat 02 Stat 03 Stat 04 Stat 05

Grayscale launched the **lowest-cost*** spot Bitcoin and Ether funds:

Grayscale Bitcoin Mini Trust ETF (BTC) & Grayscale Ethereum Mini Trust ETF (ETH)

Brokerage fees and other expenses may still apply.

*BTC is low cost based on gross expense ratio at 0.15%; ETH is low cost based on gross expense ratio at 0% for the first 6 months of trading for the first $2.0 billion. After the Trust reaches $2.0 billion in assets or after 6-month waiver period, the fee will be 0.15%. See prospectus for additional fee waiver information.

Grayscale Bitcoin Trust ETF and Grayscale Ethereum Trust ETF (the "Trusts") have filed registration statements (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectuses in those registration statements and other documents the Trusts have filed with the SEC for more complete information about the Trusts and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trusts or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.

Investing involves risk, including possible loss of principal. Investments in the Trusts are subject to a high degree of risk and heightened volatility. GBTC, ETHE, BTC, and ETH are not suitable for an investor that cannot afford the loss of the entire investment. An investment in GBTC, ETHE, BTC, and ETH is not a direct investment in Bitcoin or Ether.

Please read the **prospectuses** carefully before investing in the Trusts.
Foreside Fund Services, LLC is the Marketing Agent for the Trusts.

2024 Product: Year in Review Grayscale.com

Stat 01 Stat 02 Stat 03 Stat 04 Stat 05

Grayscale launched 11 new private placement products this year, **expanding our product suite across 30 tokens.**

Grayscale's private placement product line now allows accredited investors* to **gain exposure to 30 digital assets at NAV****.

*Grayscale's private placements are only available to Accredited Investors as defined in Rule 501(a) of Regulation D under the Securities Act of 1933, as amended. Most individuals are not Accredited Investors. An individual must earn more than $200,000 a year (or $300,000 per year with a spouse or spousal equivalent), have a net worth over $1 million either alone or together with a spouse or spousal equivalent, excluding their primary residence, or hold in good standing their Series 7, Series 65, or Series 82 professional certifications. Entities must have $5 million in liquid assets or all beneficial owners must be Accredited Investors.

**Represents the applicable product's private placement offering price and is calculated using non-GAAP methodology. For additional information, see the applicable product's private placement offering memorandum and other offering documents.

2024 Product: Year in Review Grayscale.com

Grayscale Private Placement Funds AUM has grown by 82%*, evidence of stronginvestor interest.*Source: Grayscale, Assets Under Management percentage growth from 12/31/23 to 12/13/24 onwards.

Twitter: 2024 marks Grayscale Investments's 11th anniversary and was one of our most exciting years yet. From new product launches to major milestones, our growth is a testament to the passion of our team and continued trust from our clients and investors. See important disclosures below.

2024 Product year in review from grayscale

Before we look ahead to 2025, a look back at what we achieved in 2024 in our productlineup. As always – a big thank you to all of our investors.Summary:• We launched Grayscale Bitcoin Mini Trust ETF (fund ticker: BTC) and GrayscaleEthereum Mini Trust ETF (fund ticker: ETH) the industry's lowest-cost* spot Bitcoinand Ether funds, which are the fastest growing spot Bitcoin and Ether funds in thelast 5 months**.• Grayscale ended the year as the dominant player in spot Ether funds.• Our Private Placement Products have accelerated our private placement AUM by82% in 2024***, indicating strong demand for crypto beyond Bitcoin and Ethereum.Grayscale Bitcoin Mini Trust ETF and Grayscale Ethereum Mini Trust ETF (collectively the "Funds"), exchange traded products, are notregistered under the Investment Company Act of 1940 (or the ’40 Act) and therefore are not subject to the same regulations andprotections as 1940 Act registered ETFs and mutual funds. The Funds are subject to significant risk and heightened volatility. The Fundsare not suitable for all investors and an investor may lose all their money.*Brokerage fees and other expenses may still apply**Source: Assets Under Management percentage growth from inception (BTC: 7/31/24, ETH: 7/23) through 12/13/24***Source: Grayscale, Assets Under Management percentage growth from 12/31/23 to 12/13/24

Grayscale ended the year as the dominant player in spot Ether funds.Grayscale held the #1 position in spot Ether funds* with over $7.3Bn of AUM across ouroriginal spot Ether fund (ETHE) and our low-cost** Ether fund (ETH).Grayscale Ethereum Trust ETF, an exchange traded product, is not registered under the Investment Company Act of 1940 (or the ’40 Act)and therefore is not subject to the same regulations and protections as 1940 Act registered ETFs and mutual funds.*Source: Bloomberg, L.P. as of 12/13/2024**Low cost based on gross expense ratio at 0% for the first 6 months of trading for the first $2.0 billion. After the Trust reaches $2.0billion in assets or after 6-month waiver period, the fee will be 0.15%. See prospectus for additional fee waiver information.

Grayscale’s low-cost Bitcoin fund (BTC) achieved $1B in net inflows in just 5 months*.Grayscale Bitcoin Mini Trust ETF (BTC) is among the fastest growing spot Bitcoin funds since its launch in July.***Since launch July 31st 2024**Source: Assets Under Management percentage growth from 7/31/24 to 12/13/24

Grayscale launched the lowest-cost* spot Bitcoin and Ether funds:Grayscale Bitcoin Mini Trust ETF (BTC) & Grayscale Ethereum Mini Trust ETF (ETH)Brokerage fees and other expenses may still apply.*BTC is low cost based on gross expense ratio at 0.15%; ETH is low cost based on gross expense ratio at 0% for the first 6 months oftrading for the first $2.0 billion. After the Trust reaches $2.0 billion in assets or after 6-month waiver period, the fee will be 0.15%. Seeprospectus for additional fee waiver information.Grayscale Bitcoin Trust ETF and Grayscale Ethereum Trust ETF (the “Trusts”) have filed registration statements (including a prospectus)with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectuses in thoseregistration statements and other documents the Trusts have filed with the SEC for more complete information about the Trusts and thisoffering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trusts or anyauthorized participant will arrange to send you the prospectus (when available) if you request it by calling (833)903-2211 or by contactingForeside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.Investing involves risk, including possible loss of principal. Investments in the Trusts are subject to a high degree of risk and heightenedvolatility. GBTC, ETHE, BTC, and ETH are not suitable for an investor that cannot afford the loss of the entire investment. An investmentin GBTC, ETHE, BTC, and ETH is not a direct investment in Bitcoin or Ether.Please read the prospectuses carefully before investing in the Trusts. Foreside Fund Services, LLC is the Marketing Agent for theTrusts.

Grayscale launched 11 new private placement products this year, expanding our productsuite across 30 tokens.Grayscale’s private placement product line now allows accredited investors* to gainexposure to 30 digital assets at NAV**.*Grayscale’s private placements are only available to Accredited Investors as defined in Rule 501(a) of Regulation Dunder the Securities Act of 1933, as amended. Most individuals are not Accredited Investors. An individual must earnmore than $200,000 a year (or $300,000 per year with a spouse or spousal equivalent), have a net worth over $1 millioneither alone or together with a spouse or spousal equivalent, excluding their primary residence, or hold in good standingtheir Series 7, Series 65, or Series 82 professional certifications. Entities must have $5 million in liquid assets or allbeneficial owners must be Accredited Investors.**Represents the applicable product’s private placement offering price and is calculated using non-GAAP methodology.For additional information,

Grayscale Ethereum Trust ETF (the "Trust") has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Trust has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov . Alternatively, the Trust or any authorized participant will arrange to send you the prospectus (when available) if you request it by calling (833) 903 - 2211 or by contacting Foreside Fund Services, LLC, Three Canal Plaza, Suite 100, Portland, Maine 04101.